TOOLING AMORTIZATION AGREEMENT

This Tooling Amortization Agreement dated as of April 20, 2007 (this “Agreement”), by and between Alltrista Plastics Corporation., d/b/a Jarden Plastic Solutions a Delaware corporation with an office at 345 South High Street, Suite 201, Muncie, Indiana 47305-2398 (“Seller”) and Innopump, Inc., d/b/a Versadial, a Nevada corporation with an office at 305 Madison Avenue, New York, NY 10165 (“Buyer”).

Seller and Buyer have entered into a Supply Agreement dated as of event date herewith (the “Supply Agreement). This Agreement is the Amortization Agreement referred to in the Supply Agreement.

TOOLING. Buyer shall reimburse Seller for all amortized costs of molds and other tools and equipment (the “Tooling”) incurred by Seller that are required for the production of the parts to be used in the manufacture of 40MM and 49MM Dual Chambered Pumps (the “Products”) under the Supply Agreement (the ‘Tooling”), as provided for in this Agreement.

Subject to the terms and provisions of the Supply Agreement, during the period beginning on the date of the receipt of Products by Buyer from the first commercial run of the Products (the “Start Date”) and for a period of eighteen (18) months thereafter, Buyer will either (i) continue purchasing from Seller the Products produced using the Tooling until the Tooling is fully amortized during the Amortization Period as set forth below, or (ii) reimburse Seller for the unamortized portion of the Tooling as set forth below. The reimbursement due from Buyer to Seller for Tooling shall be calculated as follows:

a.
The specified price for the Tooling plus annual interest at the rate of 3% per annum (calculated on the basis of twelve (12) thirty (30) day months, which shall compound on a monthly basis, which shall commence to accrue from the Start Date) over the Amortization Period (as defined below) of the Tooling (“Tooling Cost”) shall be as set forth on Schedules A-D attached hereto. “Amortization Period” shall mean the payment period for the Tooling expressed in months as specified on Schedules A-D attached [hereto] [to the Supply Agreement], as it may be extended pursuant to the Supply Agreement. The Amortization Period shall be extended if the Seller is not able to meet the Purchase Orders submitted by Buyer in accordance with Supply Agreement.

b.
For the purpose of this Agreement, such Tooling shall be deemed to be capable of producing the number of units of finished Product specified on Schedules A-D attached hereto during the Amortization Period (“Tooling Amortization Quantity”).

c.	Seller will calculate and specify the Tooling Cost per unit of finished Product manufactured (“CFPM”) by dividing the Tooling Cost by the Tooling Amortization Quantity.

d.	For each unit of finished Product the Buyer purchases from Seller, the CFPM shall be added to the purchase price of such finished Product.

e.
For each unit of finished Product less than the Tooling Amortization Quantity which Buyer does not purchase within the Amortization Period, Buyer shall pay Seller the CFPM within thirty (30) days of the end of the Amortization Period. For example, if the Tooling Amortization Quantity is 20,000,000 units, and Buyer purchases 10,000,000 units of finished Product from Seller, then Buyer shall pay Seller the CFPM multiplied by 10,000,000 units (20,000,000 less 10,00,000).

Except as otherwise provided in the Supply Agreement, Seller’s right to reimbursement hereunder shall be unaffected by future developments with respect to the Supply Agreement including its abandonment or termination or any increases or decreases in production volume.

The Tooling shall remain the sole and exclusive property of Buyer.

CONTRACTOR STATUS. The Parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint ventures, fiduciaries or agents. Neither Party is granted any right or authority to assume or to create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

AGREEMENT ENTIRETY; AMENDMENT. The Parties agree that the terms and conditions this Agreement (including, the Schedule attached hereto), when signed by the duly authorized representatives of both Parties, together with the Supply Agreement (including the Schedules and Exhibits attached thereto), constitute the entire understanding and agreement between the Parties regarding the subject matter of this Agreement, and supersede all prior or contemporaneous agreements, oral or written, made between the Parties relating to such subject matter. To the extent there is any inconsistency between the terms and provisions hereof and those of the Supply Agreement, the terms and provisions of the Supply Agreement shall govern and be controlling. This Agreement may not be amended, modified, discharged other than by an instrument in writing executed by each of the Parties hereto.

WAIVER. Any waiver by a Party of any breach of or failure to comply with any provision or condition of this Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the Party granting the waiver. No failure or delay by either Party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever.

SEVERABILITY. The Parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the Parties that this Agreement be enforced to the fullest extent permitted by applicable law.

ASSIGNMENT. This Agreement is not for the benefit of any third party (other than the indemnities of a Party) and shall not be deemed to give any right or remedy to any such third party whether or not referred to in this Agreement. Neither Jarden Plastic Solutions nor Versadial will have the right to assign the Agreement without the prior written consent of the other Party hereto. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit, of the Parties, their successors (by merger, consolidation or other similar transaction or a purchaser of all of the stock or other equity interests or assets of a Party) and permitted assigns.

AMBIGUITIES. Ambiguities, if any, in the Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Each Party has been represented by competent legal counsel of its choosing in connection with its negotiation of this Agreement, and therefore, this Agreement shall be interpreted and construed as if it were drafted jointly by the Parties.

GOVERNING LAW. The Agreement shall be deemed to have been made in New York, New York, and shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to the conflict of laws principles which would result in the application of the substantive law of another jurisdiction.

HEADINGS; COUNTERPARTS, ETC. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa. This Agreement may be executed in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof. Any reliable reproduction of this Agreement by reliable means shall be considered an original of this Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by an authorized representative as of the day and year first written above.

ALLTRISTA PLASTICS CORPORATION d/b/a JARDEN PLASTIC SOLUTIONS
By:/s/ Chuck Villa Name: Chuck Villa Title: President
INNOPUMP INC., d/b/a VERSADIAL
By:/s/ Geoffrey Donaldson Name: Geoffrey Donaldson Title: President/CEO